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Exhibit 16.1

May 10, 2007

Securities and Exchange Commission
Washington, DC 20549

Re:  Cardiff Communications, Inc.

Gentlemen:

We have read Item 4 Changes in Registrant’s Certifying Accountants contained in Cardiff Communications, Inc.’s Form 8-K dated May 8, 2007, and are in agreement with the statements contained therein as they relate to our firm.

Very truly yours,

/S/ Chisholm, Bierwolf & Nilson, LLC

Chisholm, Bierwolf & Nilson, LLC
Bountiful, Utah